UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 10, 2004

DUNE ENERGY, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-27897	95-4737507
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1330 Post Oak Blvd., Suite 1600, Houston, Texas	77056
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 963-4635

(Former name or former address, if changed since last report)

Item 5. Other Events.

     A. On May 10, 2004, Dune Energy, Inc. (the “Company”) entered into a Stock Purchase Agreement (the “Agreement”) with Itera Holdings BV, a company organized under the laws of the Netherlands (“Itera”). A copy of the Agreement (together with the schedules and exhibits thereto) is attached hereto as Exhibit 99.1 and is incorporated by reference herein. Capitalized terms used herein shall have the meanings ascribed to them in the Agreement.

     Pursuant to the terms of the Agreement, subject to the satisfaction of certain conditions precedent, Itera has agreed to purchase that number of shares of the Company’s common stock equal to 78% of the Company’s issued and outstanding shares of Common Stock, on a fully-diluted basis, for the aggregate purchase price of $12,000,000. It is anticipated that immediately prior to the Closing, the Company will have 20,005,557 shares of common stock issued and outstanding on a fully-diluted basis (assuming conversion/exercise of all convertible securities). At the Closing, the Company would issue 70,928,793 shares of common stock to Itera, bringing the total number of outstanding shares of the Company’s common stock immediately following the Closing to 90,934,350, on a fully-diluted basis. The Closing of the transaction is scheduled to take place on or before May 18, 2004 and either party may terminate the Agreement in the event that the Closing has not occurred by 5:00 p.m. (Eastern Time) on that date. There can be no assurances that the Closing will occur.

     B. On May 10, 2004, the Company’s Board of Directors declared a 1 for 2 reverse stock split on the Company’s issued and outstanding shares of common stock, effective as of May 21, 2004 (the “Record Date”). Assuming no issuances of common stock between the Closing of the contemplated transaction with Itera and the Record Date, then the number of issued and outstanding shares of the Company’s common stock, on a fully-diluted basis immediately following the Record Date shall be 45,467,175. The Board reserves the right to abandon the reverse stock split if, among other reasons, the Closing with Itera does not occur prior to the Record Date.

Item 7. Exhibits.

Exhibit No.	Description

99.1	Stock Purchase Agreement dated May 10, 2004 between the Company and Itera (with exhibits)

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

DUNE ENERGY, INC.

DATE:	May 12, 2004	By:	/s/ Alan Gaines

Alan Gaines
Chairman and Chief Executive Officer

Exhibit Index

Exhibit No.	Description

99.1	Stock Purchase Agreement dated May 10, 2004 between the Company and Itera (with exhibits)